UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

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                                MONSANTO COMPANY
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


[The following letter was sent by Monsanto Company to certain institutional holders of Monsanto Company common stock beginning January 5, 2005.]

                                     [LOGO]

January 5, 2005

Dear Shareowner:

Institutional Shareholder Services (ISS) has released its report recommending a "withhold vote" for two of this year's three director nominees, William U. Parfet and George H. Poste. I believe that ISS's recommendation is based on misguided judgment, and I strongly urge you to vote FOR Messrs. Parfet and Poste.

The vote for a member of the Board of Directors is one of the most important votes that shareowners have, and should take into account a variety of factors, including the director's experience, judgment, commitment and independence. ISS's recommendation is based solely on one narrow issue: that your Board's policy relating to any future adoption of a shareowner rights plan (or "poison pill") does not, in their view, sufficiently address a non-binding shareowner proposal adopted at the 2004 Annual Meeting. When you vote your proxy, please consider all relevant information, including (1) that Messrs. Parfet and Poste are independent directors with records of distinguished service on the Company's Board, including Mr. Parfet's service as Chairman of the Company's Audit and Finance Committee, (2) the Company's excellent financial performance, including a 42.6% increase in the Company's stock price in fiscal year 2004, and (3) the facts regarding the poison pill issue.

Here are those facts:

   o The Company does NOT have a poison pill.

   o The Company has NEVER had a poison pill and is NOT currently considering adopting one.

   o A non-binding shareowner proposal was approved at the 2004 Annual Meeting requesting that, if the Board were to adopt a poison pill in the future, the Board seek shareowner approval at the earliest subsequent shareowner meeting for such adoption.

   o In response to that proposal, your Board of Directors approved a policy in May 2004, which is published on our website. The Board's policy is that it will only adopt a shareowner rights plan if either (1) the shareowners have approved adoption of the rights plan or (2) the Board in its exercise of its fiduciary responsibilities, including a majority of the independent members of the Board, makes a determination that, under the circumstances existing at the time, it is in the best interests of the shareowners to adopt a shareowner rights plan without the delay in adoption that would come from the time reasonably anticipated to seek shareowner approval.

   o No further shareowner proposal or request was received by the Company relating to this issue for the 2005 Annual Meeting.

The Board believes that its policy is responsive to the shareowner proposal, and in fact is more restrictive than the proposal by requiring shareowner approval in advance of adoption, rather than at a subsequent shareowner meeting, unless a majority of independent directors determines in the exercise of their fiduciary responsibilities that the delay from seeking such shareowner approval would not be in the best interests of shareowners. ISS is taking the view that the Board's action was "insufficient" because the Board's policy does not expressly include a 12-month "sunset" provision for any prospective rights plan that the Company may approve in the future without shareowner approval. Your Board believes that such an inflexible time limit could tie the hands of the Board in the future when it may need to protect the Company and its shareowners from coercive and abusive takeover tactics. We believe that the Board can best serve shareowners' interests by evaluating the appropriateness of any future rights plan, its duration and the timing of any shareowner approval by weighing all of the facts and circumstances that exist at the time such a plan might be considered for adoption.

We care very deeply about our shareowners' concerns and feel strongly that we have been responsive to those concerns. Messrs. Parfet and Poste have provided excellent service to the Company and its shareowners during their past terms as directors, and they are committed to continuing to exercise their best judgment and skills on our behalf.

I hope you will join me in giving them your support.

Sincerely,


Hugh Grant
Chairman of the Board of Directors
President and Chief Executive Officer